EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
GRUBB & ELLIS COMPANY
It is hereby certified that:
     1. The name of the corporation (the “Corporation”) is Grubb & Ellis Company and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 19, 1995 and was amended on each of December 9, 1997 and December 7, 2007.
     2. The Restated Certificate of Incorporation of the Corporation is hereby further amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:
     “Article IV
     The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred twenty million (220,000,000) shares, of which two hundred million (200,000,000) shares with a par value of $0.01 per share shall be designated Common Stock, and of which twenty million (20,000,000) shares with a par value of $.01 per share shall be designated Preferred Stock. 1,000,000 shares of the authorized Preferred Stock have been designated as the “12% Cumulative Participating Perpetual Convertible Preferred Stock” and shall have the powers, preferences and relative rights, qualifications, limitations and restrictions set forth in the Certificate of the Powers, Designations, Preferences and Rights of the 12% Cumulative Participating Perpetual Convertible Preferred Stock filed on November 4, 2009 (the “12% Preferred Stock Certificate of Designations”).
     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference), of any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.”

     3. The Restated Certificate of Incorporation of the Corporation is further amended by striking out Article VI thereof and by substituting in lieu of said Article the following new Article:
     “Article VI
     The property, business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be no less than three (3) and no more than eight (8), as determined from time to time solely by the Board of Directors as set forth in a resolution of the Board of Directors; provided, however that the number of directors set by resolution of the Board of Directors shall automatically be increased by two (2) directors in the event that holders of the 12% Cumulative Participating Perpetual Convertible Preferred Stock (voting as a separate class or with other series or classes of Preferred Stock with similar voting rights), are entitled to elect two (2) directors (such directors, the “Preferred Stock Directors”) in accordance with the terms of the 12% Preferred Stock Certificate of Designations.
     Notwithstanding the foregoing provisions of this Article VI, each director, excluding the Preferred Stock Directors, if any, shall serve until his or her successor is duly elected and qualified or until his or her earlier resignation, or removal. Any vacancies in the Board of Directors for any reason excluding vacancies relating to the Preferred Stock Directors, if any, and any newly created directorships resulting from any increase in the number of directors other than increases relating to the Preferred Stock Directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of office of directors or the applicable class of directors to which such director was assigned, if applicable, and until their successors shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, other than the term of Preferred Stock Directors in connection with a decrease of the number of directors as contemplated in the 12% Preferred Stock Certificate of Designations. The stockholders of the Corporation shall not have cumulative voting rights.”
     4. The amendments of the Restated Certificate of Incorporation herein certified have been duly adopted by the board of directors and approved by stockholders in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 17th day of December 2009.

GRUBB & ELLIS COMPANY

By:	/s/ Andrea R. Biller
	Name:	Andrea R. Biller
	Title:	Executive Vice President, General Counsel and Corporate Secretary